AMENDMENT NO. 1
                     AGREEMENT OF REORGANIZATION AND MERGER

     This Amendment No. 1 to the Agreement of Reorganization and Merger, dated September 29, 1997 (the "Agreement"), is entered into by and among Electro Scientific Industries, Inc. ("ESI"), Applied Intelligent Systems, Inc. ("AISI") and Asteroid Merger Corp. ("Merger Corp.") effective as of October 8, 1997.

     1. Amendment of Section 1.7 (Closing). Section 1.7 of the Agreement shall be amended to read in its entirety as follows:

          "The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 on November 30, 1997, or as soon as is practicable following the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as AISI, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing)." (new language underscored)

     2. Amendment of Section 7.2(a) and (b) (Termination by Either AISI or ESI). Sections 7.2(a) and 7.2(b) of the Agreement shall be amended to read in their entirety as follows:

          "(a) by ESI or AISI if the Merger shall not have become effective on or prior to December 31, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (b) by ESI or AISI if the requisite approval of the Merger by the shareholders of AISI shall not have been obtained by December 31, 1997;" (new language underscored)

     3. Deletion of Section 5.3.4.2 (Completion of Investigation). Section
5.3.4.2 of the Agreement is deleted in its entirety.

     4. Deletion of Section 5.3.16 (Fairness Opinion). Section 5.3.16 of the Agreement, requiring that ESI receive a fairness opinion as a condition to Closing, is deleted in its entirety.

     IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by the undersigned as of the date written above.

     Electro Scientific Industries, Inc.    Applied Intelligent Systems, Inc.

     By: BARRY L. HARMON                    By: JAMES E. ANDERSON
         ------------------------------         ------------------------------
     Name: Barry L. Harmon                  Name: James E. Anderson
           ----------------------------           ----------------------------
     Title: Senior Vice President           Title: President & CEO
            ---------------------------            ---------------------------

     Asteroid Merger Corp.

     By: BARRY L. HARMON
         ------------------------------
     Name: Barry L. Harmon
           ----------------------------
     Title: Vice President
            ---------------------------